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EXHIBIT 12. STATEMENT RE: COMPUTATION OF RATIOS

                      BANCWEST CORPORATION AND SUBSIDIARIES
         Computation of Consolidated Ratios of Earnings to Fixed Charges


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                                                             YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------------------
                                           1999          1998          1997          1996          1995
                                         --------      --------      --------      --------      --------
                                                              (dollars in thousands)
Income before income taxes               $296,129      $144,901      $138,185      $123,716      $127,286
                                         --------      --------      --------      --------      --------

Fixed charges (1):
     Interest expense                     446,877       315,822       281,232       270,755       279,269
     Rental expense                        15,017        13,659        12,502         6,574         6,345
                                         --------      --------      --------      --------      --------
                                          461,894       329,481       293,734       277,329       285,614
Less interest on deposits                 368,621       253,860       220,116       199,094       188,744
                                         --------      --------      --------      --------      --------

     Net fixed charges                     93,273        75,621        73,618        78,235        96,870
                                         --------      --------      --------      --------      --------

     Earnings, excluding
          interest on deposits           $389,402      $220,522      $211,803      $201,951      $224,156
                                         ========      ========      ========      ========      ========

     Earnings, including
          interest on deposits           $758,023      $474,382      $431,919      $401,045      $412,900
                                         ========      ========      ========      ========      ========

Ratio of earnings to fixed charges:

     Excluding interest
          on deposits                       4.17X         2.92x         2.88x         2.58x         2.31x

     Including interest
          on deposits                       1.64X         1.44x         1.47x         1.45x         1.45x
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(1)      For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.